VYSTAR CORPORATION 8-K

Exhibit 99.1

Vystar Enters Definitive Agreement to Acquire Rotmans Furniture – Largest Independent Furniture Retailer in Northeast

●	Rotmans Furniture expected to significantly increase Vystar revenue
●	Provides Vystar with sales, warehousing and distribution infrastructure
●	Enables Rotmans Furniture to access the capital markets for future growth and provides for orderly ownership/management succession
●	Lays groundwork for future eco-friendly product initiatives

Worcester, MA – July 22, 2019 – Vystar Corp. (OTC Market: VYST), the creator of Vytex deproteinized natural rubber latex and developer of environmentally friendly technologies and products, announced today that it has signed a definitive agreement and has acquired Murida Furniture Company, D/B/A Rotmans Furniture and Carpet (“Rotmans”). Rotmans, the largest furniture and flooring store in New England and one of the largest independent furniture retailers in the U.S., encompassing 200,000 square feet in Worcester, Mass., and employing 150 people, was founded and has been under the leadership of the Rotman family for the past 50 years. In 2018, Rotmans had gross revenue of approximately $30 plus million.

Vystar has acquired a controlling interest in Rotmans for $2,030,000, comprised of 25% cash over 4-8 years and 75% in notes convertible into shares. Vystar desires to uplist to NASDAQ and expects any conversion of the notes into shares to take place after that event. All stock will be restricted.

Steve Rotman, CEO of Vystar Corp. and Rotmans Furniture, which is now being acquired by Vystar

“Rotmans Furniture will add approximately $30 million to Vystar’s top line revenue and enable Vystar to capitalize on the infrastructure already in place for accounting, retail sales facilities and staff, customer service, warehousing, and delivery,” stated Steve Rotman, CEO of Vystar and CEO of Rotmans. “Additionally, it will offer significant marketing and advertising opportunities for all of Vystar’s brands to Rotmans' thousands of existing customers. The acquisition is expected to dramatically increase Vystar shareholder value and liquidity.”

Vystar recently soft launched the Vytex Cloud™ Bed in a Box that can be shipped nationwide in a compact package and quickly expands into a luxurious, quilted top eco-friendly mattress.

Rotmans and Vystar are eyeing a number of initiatives relating to environmentally friendly product development and distribution that will utilize the access to the capital markets afforded by this proposed transaction. With Vystar’s recently announced acquisition of Fluid Energy Solutions (FES), Vystar anticipates accessing capital to complete R&D to adapt Fluid Energy Solutions technology to enhance the effectiveness and efficiency and decrease cost and size of Vystar’s RxAir™ air purification systems, as well as pursue applications in multiple industries for the FES technology.

“Rotmans has been a fixture in New England for more than 50 years and we expect to continue our proud tradition of customer service and broadest selection of quality home furnishings under the Rotmans name for many more,” Mr. Rotman noted. “This transaction in no way will impact the Rotmans store name. We expect store operations to continue as they currently exist for the foreseeable future. It is simply a financial transaction that will enable Vystar and Rotmans' to jointly pursue initiatives above and beyond what they are currently capable of doing separately. Based on the synergies from Rotmans soft launch of Vystar’s new Vytex Cloud™ “bed-in-a-box” collection in Rotmans’ bedding department, we believe there is tremendous opportunity by combining forces.”

As CEO of both Rotmans and Vystar, Steve Rotman will provide continuity of management and customer-focused values for Rotmans.

Vystar recently soft launched Vytex Cloud™ “bed-in-a-box” collection with three levels of comfort support into a mattress industry carve-out that accounts for 30% of the $30 billion mattress industry. Rotmans, as a single store, generates approximately $6 million in bedding retail sales prior to the addition of Vytex Cloud “bed-in-a-box”. Customers can order Vytex Cloud mattresses, toppers and pillows at Rotmans or online and have them shipped to their homes across the U.S. in a compact package that almost magically expands into a luxurious, high quality full depth mattress that will offer years of breathable, comfort and support on eco-friendly, innovative Vytex latex.

Take a tour of Rotmans’ bedding department by clicking here 3-D video tour or learn more about the benefits and opportunities for products made with deproteinized Vytex Natural Rubber Latex at Vytex.com

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About Vystar Corporation:

Based in Worcester, Mass., Vystar® Corp. (OTC Pink: VYST) is the exclusive creator of Vytex Natural Rubber Latex (NRL), a multi-patented, all-natural, raw material that contains significantly reduced levels of the proteins found in natural rubber latex and can be used in over 40,000 products, and the owner of RxAir UV light air purification products. Vytex NRL is a 100% renewable resource, environmentally safe, "green" and fully biodegradable. Vystar is working with manufacturers across a broad range of consumer and medical products bringing Vytex NRL to market in adhesives, gloves, balloons, condoms, other medical devices and natural rubber latex foam mattresses, toppers, and pillows. For more information, visit www.vytex.com.

About Rotmans

Rotmans is New England's largest furniture & carpet store. What began more than 50 years ago as a furniture and carpet concession in 10,000 sq. ft. of the former Whittal Carpet Mill on Southbridge Street, now occupies over 200,000 sq. ft. under the leadership and care of the Rotman family. Rotmans is renowned for its quality products, great values, dedication to customer service and, most especially, its enormous selection of name brand living room furniture, dining room sets & kitchen tables, bedroom furniture, and more. Rotmans also offers a free Furniture Exchange program to recycle your unwanted sofas, loveseats, recliners, beds or any other home furniture. For more info, visit Rotmans.com

Contacts:

Media: Julie Shepherd, Accentuate PR, 847 275 3643, Julie@accentuatepr.com

Investors: Steven Rotman, Vystar CEO, 508-791-9114, srotman@vytex.com

Forward-looking Statements: Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statements of VYST officials are “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “anticipates,” “intends,” “plans,” “expects,” and similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future VYST actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance, or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report. These statements are not guarantees of future performance and VYST has no specific intention to update these statements.